Ridgewood Renewable Power                                                                                                                                 Randall D. Holmes
                       President & CEO

                                                        October 22, 2007

To:   All Shareholders of Ridgewood Power Trust V
All Shareholders of Ridgewood Power Growth Fund

Re:   Update on Ridgewood Egypt Project – Potential Sale

Our water desalinization business has grown dramatically in the past few years and has largely overcome the severe problems following September 11, 2001.  Our operating margins are now quite high and the business is producing considerable cash flow.  We have decided to attempt to sell the entire business while our growth prospects are good and tourism in Egypt is strong.  The alternative is to retain the business but be required to plow back operating profits into expanded capacity in order to keep our best customers whose resorts are growing.  We either meet their increased water requirements (and further increase our profits) or we lose them as a customer.  Because we have a 4 year track record of dramatically improving the business, and prospects for future expansions are realistic, we believe that a sale is a realistic possibility.  This letter talks about specific improvements and a possible sale.

           The Growth Fund owns 68% of the Egypt operations while Trust V owns 14%. The Egypt operations consist of a number of water desalinization facilities that provide fresh water to hotel/resort complexes along the Red Sea in Egypt.  Because there is virtually zero rainfall in this part of the Sahara and the Sinai, the huge 1,000 to 2,000 room resort hotels must get fresh water from the Red Sea through desalinization.

As described in prior memos to Shareholders, the Egypt operations have been a difficult investment.  It was developing very well prior to September 11, 2001.  After September 11, 2001, tourism declined world wide.  Egyptian tourism and hotel occupancy rates declined significantly.  This had a direct affect on the Egyptian operations by reducing demand for water at the hotels that are the customers of our Egyptian operations.  In addition, the reduction in the amount of “hard” currency flowing into Egypt from the reduction in tourist spending was one of the contributing factors behind the devaluation of the Egyptian pound.  In the period from 2001 through 2003, currency devaluations reduced the value of the Egyptian pound by approximately 50%.  Since revenues of the Egyptian operations are paid in local currency, these devaluations had the effect of significantly reducing the value of the cash flows being generated by the Egyptian operations.

Despite these economic difficulties, we have continued to work to improve the Egyptian operations.  Since we did not want to inject additional outside capital into the Egyptian operations, these improvements could only be accomplished using the small amounts of internally generated funds from the Egyptian operations.

With total projected gross revenues of about $7 million for 2007, the Egyptian operations are a small business.  However, we are pleased to report that because of the improvements that have been made over the last few years, it has become a business that has achieved steady profitability and is poised for significant future growth.

The following is a brief summary of the improvements that have been made from 2003 through 2007:

Increases in Installed Capacity of Water Plants:  The primary business of the Egyptian operations is selling fresh water to the resort hotels located along the Red Sea.  The capacity of a water plant is measured in cubic meters of water produced per day (“m3/day”).  A cubic meter of water is equal to about 264 U.S. gallons of water.  The total installed capacity of the Egyptian operations has increased from about 16,800 m3/day in 2003 to a projected 29,100 m3/day through 2007.  This growth has come about by increasing the number of installations as well as increasing the average size of the installations.  We have been able to dramatically increase overall capacity by this amount without any new capital expenditures by the Ridgewood Funds.  We have changed the way we acquire capacity.  When we first started investing in the Egyptian operations, we bought our water plants on a turn-key basis from third-party manufacturers.  The U.S. is a leading manufacturer.  As time went on, we determined that our large maintenance and operating staff could construct our own water plants by buying the components of the water plants directly from the component manufacturers and assembling the plants ourselves inside Egypt.

In effect, we “in-sourced” manufacturing from the U.S. where labor costs are high to our own employees in Egypt where labor costs are low.  We also eliminated the very high Egyptian tariff imposed on the import of completed water desalinization plants.  All of these factors combined to reduce the cost of new capacity by about 50%.

Increased Utilization of Capacity:  More important than the overall increase in capacity is the increase in the rate of utilization of that capacity.  For example, if we install a 1,000 m3/day capacity water plant at a hotel, but the hotel only uses 600 m3/day of water, the “excess” 400 m3/day of capacity is of no economic benefit to us.  Improving capacity utilization is a key economic driver because increased output from the same installed capacity improves profitability.   Not only have we increased installed capacity as described above, we have also increased overall utilization rates from about 70% in 2003 to approximately 88% through 2007 (projected).  We have seen increases in these utilization rates because hotel occupancy rates in Egypt have generally rebounded.  In addition, the pristine beaches and crystal clear water of the Red Sea area are attracting increasing numbers of tourists, especially from Europe.  Recent statistics from the Egyptian government indicate that the Red Sea area continues to grow rapidly and will likely become the leading tourist destination in Egypt, thereby surpassing the more traditional destination areas along the Nile.

We have also improved capacity utilization by working to more closely match the installed capacity at any site to the actual demand for water at that site.  Because we can now build or reconfigure our water plants to almost any size, we have the flexibility to effectively transfer installed capacity away from any site where it is not fully utilized to another site where demand is greater.

Operating at an average of 88% capacity year round is a very high rate of utilization.  We must meet peak capacity demands in the summer when temperatures often exceed 120 degrees, and the lush “oasis-like” gardens require vast amounts of water.  Also, Europeans vacation in the summer so the hotels are full then.  Because we maintain our equipment very well, we operate at close to 100% capacity in summer, and may operate to 75% to 80% in winter when there is less demand.

Increased Sales Volumes and Revenues:  The increases in installed capacity and capacity utilization described above have had a direct impact on the amount of water delivered from our plants and a corresponding boost in revenues.  Total deliveries have increased from about 11,500 m3/day in 2003 to a projected 25,600 m3/day in 2007.  Revenues from water sales increased from about $2.6 million in 2003 to a projected $6.6 million in 2007, and we project that overall net operating profit for 2007 will approach $4 million (excluding depreciation and certain non-Egyptian administrative expenses).

POTENTIAL SALE OF THE EGYPTIAN OPERATIONS

In my May 31, 2007 letter, I reported that Ridgewood personnel had been approached by another entity seeking to acquire the Egypt operations.  Since that time, we have also come in contact with other parties who have also indicated a possible interest in acquiring the Egypt operations.  Based on these expressions of interest, we believe that this may be an opportune time to maximize values for shareholders by selling the Egypt operations, and we have retained advisors to conduct the sales process.  Because of the relatively small size of the Egypt operations, we may conclude that a better result will be obtained for shareholders if the sales process is limited to small number of highly qualified buyers rather than a general auction process.

Selling any business enterprise on acceptable terms is a complex undertaking, especially where, as here, the sale process will be conducted in foreign jurisdictions having differing cultures.  Although we cannot provide assurances to shareholders that a successful transaction can be concluded at an acceptable price in a reasonable time frame, we are very optimistic about a favorable outcome.

The sale of these assets may require the approval of the shareholders of the Growth Fund and Power Trust V.   As soon as we have negotiated a potential transaction that we believe to be acceptable, we will furnish any required consent forms to all shareholders.

At this point, we have no specific information to report.  We will keep Shareholders informed as future developments occur.

We thank you for your continued support.

                                                                  Sincerely yours,

                         /s/ Randall D. Holmes
                                      By: Randall D. Holmes
                                      Title:  President & CEO

Except for historical information, Ridgewood Renewable Power has made statements in this memorandum that constitute forward-looking statements, as defined by the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties.  Forward-looking statements include statements made regarding events, financial trends, future operating results, financial position, cash flows and other general information concerning possible or assumed future results of operations of the Ridgewood Renewable Power Funds.  You are cautioned that such statements are only predictions, forecasts or estimates of what may occur and are not guarantees of future performance or of the occurrence of events or other factors used to make such predictions, forecasts or estimates.  Actual results may differ materially from those results expressed, implied or inferred from these forward-looking statements and may be worse.  Finally, such statements reflect the Fund’s current views.  The Fund undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made herein to reflect events or circumstances that occur after today or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the sale of assets of the Funds’ Egypt operations, to the extent that such a transaction were to occur and it is ultimately determined that approval of the shareholders of one or both Funds would be required to consummate the transaction.  In the event of a sale of the Funds’ Egypt operations requiring the approval of the shareholders of one or both Funds, the Fund(s) will file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement to be used by the Fund(s) to solicit the approval of its shareholders for such transaction. You are urged to read the proxy statement regarding the transaction, if and when it becomes available, and any other relevant documents filed by the Fund(s) with the SEC, as well as any amendments or supplements to such a proxy statement, because they will contain important information. You can obtain free copies of any such materials (including any proxy statement) filed by the Fund(s) with the SEC, as well as other filings containing information about the Fund(s) at the SEC’s Internet Site (http://www.sec.gov). The Fund(s) will also provide copies of any such proxy statement and other information filed with the SEC to any share holder, at the actual cost of reproduction, upon written request to Dan Gulino, General Counsel, or via telephone at (201) 447-9000.

Participants in Solicitation

The Funds and their executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies or consents from the Funds’ shareholders with respect to the sale of assets of the Fund’s Egypt operations.  Information regarding the officers and directors of the Funds, including direct or indirect interests in the transaction, by securities holdings or otherwise, will be set forth in a definitive proxy statement that will be filed with the in the event such a transaction requiring shareholder approval were to occur.